UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
 _______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2011
_______________________________________________________________

PRIME GLOAL CAPITAL GROUP INCORPORATED
(Exact name of registrant as specified in its charter)

NEVADA	333-158713	26-4309660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11-2, Jalan 26/70A, Desa Sri Hartamas
50480 Kuala Lumpur, Malaysia
(Address of principal executive offices) (Zip Code)

+603 6201 3198
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Item 1.01  Entry into a Material Definitive Agreement.

Memorandum of Understanding to Acquire Oil Palm Plantation

Description of the MOU

On August 29, 2011, Union Hub Technology Sdn. Bhd., a company organized under the laws of Malaysia and our wholly owned subsidiary, or UHT, entered into a binding Memorandum of Understanding, or the MOU, with Wong Weng Kung, our Chief Executive Officer and director, and Chai Kok Wai, a director of UHT, pursuant to which Messrs. Wong and Chai agreed to transfer to UHT all of the issued and outstanding securities of Virtual Setup Sdn. Bhd., a company organized under the laws of Malaysia, or VSSB.   VSSB was formed on July 19, 2010, and is owned in equal parts by Messrs. Wong and Chai.  VSSB’s primary asset is its right to purchase and operate an oil palm plantation located in Malaysia. VSSB is considered a variable interest entity of UHT.

According to the terms of the MOU, upon the receipt of written notice from Messrs. Wong and Chai, UHT will advance and continue to advance, on VSSB’s behalf, funds up to the aggregate amount of the purchase price of the oil palm plantation as set forth in that certain Sale and Purchase Agreement, or the Land Purchase Agreement, dated July 8, 2011, by and between VSSB and Persiaran Abadi Sdn. Bhd., an unaffiliated third party.  Messrs. Wong and Chai are obligated to transfer their VSSB securities upon the consummation of the Land Purchase Agreement.  Prior to such consummation, Messrs. Wong and Chai are obligated, among other things, to safeguard and protect all assets of VSSB, including the oil palm plantation covered by the Land Purchase Agreement.  UHT expects to consummate the Land Purchase Agreement within the next 12 to 15 months.

The MOU terminates upon the consummation of the Land Purchase Agreement and the transfer of land title to UHT unless otherwise agreed to by the parties in writing.  Notwithstanding, in the event of a default of the MOU, the non-defaulting party may terminate the MOU by giving 30 days prior written notice to the defaulting party.

Description of the VSSB Agreements

Pursuant to the terms of the Land Purchase Agreement, VSSB agreed to purchase from Persiaran Abadi Sdn. Bhd. four parcels of land totaling approximately 643 acres used in cultivating palm oil trees, together with the improvements located on such properties, for aggregate consideration of RM24,425,640.  In connection with the Land Purchase Agreement, UHT deposited with the seller an amount equal to RM2,442,564, or the Deposit.  If VSSB fails to consummate the land purchase for any reason other than due to the seller’s default and failure to comply with its obligations under the Land Purchase Agreement, the Deposit shall be forfeited to the seller.  Upon seller’s default of the Land Purchase Agreement or refusal to consummate the land sale for reasons other than due to VSSB’s default and failure to comply with its obligations under the Land Purchase Agreement, VSSB shall be entitled, among other things, to specific performance or to terminate the Land Purchase Agreement and receive a refund of the Deposit and any other sums paid towards the purchase price.  VSSB is obligated to pay the balance of the purchase price within three months of receipt of all government and other consents required to effectuate the land transfer.  VSSB anticipates receiving the required consents and consummating the land purchase within the next 12 to 15 months.

VSSB and the seller also entered into an Agreement for Rental of Oil Palm Land, or the Rental Agreement, pursuant to which VSSB is entitled to operate and maintain the oil palm plantation while the required consents for the land transfer are being sought.  Specifically, the Rental Agreement provides VSSB with the right to harvest and sell palm oil trees located on the parcels covered by the Land Purchase Agreement, and to retain the proceeds thereof, at a quarterly rate of RM120,000.  The Rental Agreement is effective July 1, 2011, and expires June 30, 2012.  Pursuant to the Rental Agreement, UHT deposited with the seller an amount equal to RM80,000 on July 1, 2011.

VSSB was also granted the option of leasing additional parcels of land for rubber tree cultivation at a rate of $37,800 per quarter.  This option is exercisable during the period commencing January 1, 2012, and expires upon the consummation or earlier termination of the Land Purchase Agreement.

A copy of the MOU, the Land Purchase Agreement and the Rental Agreement are incorporated herein by reference and are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.  The description of the transactions contemplated by the MOU, the Land Purchase Agreement and the Rental Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibits filed herewith and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Memorandum of Understanding, dated August 29, 2011, by and among Wong Weng Kung, Chai Kok Wai and Union Hub Technology Sdn. Bhd.
10.2	Sale and Purchase Agreement (Agricultural Land), dated July 8, 2011, by and between Persiaran Abadi Sdn. Bhd. And Virtual Setup Sdn. Bhd.
10.3	Agreement for Rental of Oil Palm Land, dated July 1, 2011, by and between Persiaran Abadi Sdn. Bhd. And Virtual Setup Sdn. Bhd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIME GLOBAL CAPITAL GROUP INCORPORATED
Dated: August 29, 2011

	By:	/s/ Liong Tat Teh
Liong Tat Teh
Chief Financial Officer